Exhibit 99.1

Brener International Group

421 N. Beverly Drive

Suite 300

Beverly Hills, California 90201

May 29, 2012

Board of Directors

Transwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

Ladies and Gentlemen:

I awaited the Company’s recent earnings conference call with great anticipation, only to be disappointed yet again.  Although it was heartening to learn that the Company has made progress in repositioning its product line to take advantage of opportunities in the video market and provided very encouraging guidance for 2013, the stock does not come close to reflecting the opportunities outlined by the Company in the conference call.  This failure is either because of the inability of senior management to communicate with the street regarding the Company’s business model and achievements, or worse, the street has no confidence in the ability of senior management to execute on its business model.  Regardless of the real reason, it is the shareholders who suffer.

The shareholders have been patient long enough.  The Board should immediately engage an investment banker or other consultant to explore the sale of the Company or other methods to maximize shareholder value, including the replacement of some of the senior management and board members.

Sincerely,

GABRIEL BRENER
Gabriel Brener
Chairman